EXHIBIT 97.1

FLANIGAN'S ENTERPRISES INC.

COMPENSATION CLAWBACK POLICY

1.	Purpose

Flanigan's Enterprises Inc. (the “Company”) is committed to fostering accountability, ethical conduct, and alignment of executive compensation with long-term performance. The Board of Directors of the Company (the "Board") has therefore adopted this policy which establishes procedures for recovering erroneously awarded incentive-based compensation from current and former executive officers of the Company in the event of a financial restatement caused by material noncompliance with securities laws (the “Policy”).

This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 811 of the NYSE American Company Guide (the "Clawback Listing Standards").

2.	Administration

This Policy shall be administered by the Board. Any determinations made by the Board shall be final and binding on all affected individuals.

3.	Scope

This Policy applies to:

a.	Covered Executives: Current and former executive officers of the Company as determined by the Board in accordance with the definition of Section 10D of the Exchange Act.
b.	Covered Compensation: Incentive-based compensation awarded, earned, or vested based wholly or in part on financial metrics during the three (3) fiscal years preceding the date the Company determines a restatement is required.
4.	Triggering Event for Recovery

Recovery will be initiated if the Company is required to prepare an accounting restatement of its previously issued financial statements due to material noncompliance with financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Restatements resulting solely from changes in accounting principles or regulatory guidance are excluded.

5.	Recovery Amount

The Company will recover the amount of incentive-based compensation that exceeds what the executive officer would have received if the Company statements had been correctly stated, and will be computed without regard to any taxes paid. This calculation will exclude amounts unrelated to misstated performance metrics.

For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and the Company will maintain documentation of the determination of such reasonable estimate and provide such documentation to NYSE American.

6.	No-Fault Standard

Recovery applies irrespective of whether the executive officer was at fault or involved in the financial misstatement.

7.	Methods of Recovery

The Board will determine, in its sole discretion, the method for recovering incentive compensation hereunder which may include, without limitation:

(a)	requiring reimbursement of cash incentive compensation previously paid; and/or
(b)	taking any other remedial and recovery action permitted by law, as determined by the Board.
8.	No Indemnification

The Company shall not indemnify any Covered Executives officers against the loss of any incorrectly awarded incentive compensation.

9.	Disclosure

The Company will disclose instances of clawbacks as required by the Securities and Exchange Commission (SEC) rules in filings such as the annual proxy statement and Form 10-K.

10.	Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards.

11.	Effective Date

This Policy became effective as of December 1, 2023 (the “Effective Date”) and applies to incentive-based compensation granted on or after this date, even if such incentive compensation was approved, awarded, or granted to Covered Executives prior to the Effective Date.

12.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by the NYSE American. The Board may terminate this Policy at any time.

13.	Other Recovery Rights

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

14.	Relationship to Other Plans and Agreements

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which incentive compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

15.	Acknowledgment.

Each Covered Executive shall sign an acknowledgment form in the form attached hereto as Exhibit A in which they acknowledge that they have read and understand the terms of the Policy and are bound by the Policy.

16.	Impracticability

The Board shall recover any excess incentive compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of NYSE American.

17.	Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

FLANIGAN’S ENTERPRISES, INC.

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Flanigan’s Enterprises, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

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Signature

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Printed Name

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Date